Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5250

AMETEK ANNOUNCES FOURTH QUARTER 2015 RESULTS

BERWYN, PA, FEBRUARY 5, 2016 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month and full year periods ended December 31, 2015.

AMETEK reported fourth quarter 2015 sales of $988.0 million, down 4% from last year’s fourth quarter. Excluding realignment costs of $20.7 million, or $0.06 per diluted share, fourth quarter 2015 operating income was down 1% to $229.5 million, operating margins were up 50 basis points to 23.2%, and diluted earnings per share of $0.63 were unchanged from the fourth quarter 2014 adjusted levels. Fourth quarter 2014 adjusted results excluded $5.2 million, or $0.01 per diluted share, of Zygo integration costs.

“I am very pleased with AMETEK’s results in the fourth quarter and for the full year. We achieved record levels of operating performance and diluted earnings per share this year despite an increasingly challenging global economic environment. Our solid results reflect the continued excellent work of all AMETEK colleagues in executing our Four Growth Strategies,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

On a GAAP basis, fourth quarter 2015 operating income was $208.8 million and diluted earnings per share were $0.57, and fourth quarter 2014 operating income was $227.1 million and diluted earnings per share were $0.62. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying the release.

Electronic Instruments Group (EIG)
For the fourth quarter of 2015, EIG sales were $628.4 million, down 2% versus $644.4 million in last year’s comparable quarter. Excluding fourth quarter 2015 realignment costs and fourth quarter 2014 Zygo integration costs, operating income increased 2% to a record $170.9 million, and operating margins were up 110 basis points to 27.2%.

(Continued)

AMETEK ANNOUNCES FOURTH QUARTER 2015 RESULTS

“EIG performed well in this slow growth environment. Lower sales in the quarter were driven by currency headwinds and weakness across our oil and gas businesses. Our Aerospace business continues to perform well. Operating performance was very strong with operating margins up 110 basis points benefitting from our focus on Operational Excellence initiatives,” added Mr. Hermance.

On a GAAP basis, EIG operating income was $161.7 million in the 2015 fourth quarter and $162.9 million in the 2014 fourth quarter.

Electromechanical Group (EMG)
In the fourth quarter, EMG sales were $359.6 million, down 5% from last year’s fourth quarter. Excluding realignment costs, operating income was down 8% to $70.9 million and operating margins were 19.7% for the quarter.

“EMG managed well through a very difficult market environment in the fourth quarter. Sales were impacted by foreign currency headwinds and weakness across our Engineered Materials, Interconnects and Packaging businesses largely as a result of continued commodity price deflation,” notes Mr. Hermance.

On a GAAP basis, EMG operating income was $60.2 million in the 2015 fourth quarter.

2016 Outlook
“We do not anticipate a meaningful change in global economic conditions in 2016 with sluggish conditions across oil and gas, emerging markets and the broad industrial markets expected to continue. Despite this, we have proven that our strong portfolio of differentiated businesses, excellent operational capabilities, on-going investments in new product development and geographic expansion, and a continued focus on strategic acquisitions should enable us to perform well in 2016,” noted Mr. Hermance.

“We anticipate 2016 revenue to be up low single digits on a percentage basis from 2015. Earnings for 2016 are expected to be in the range of $2.55 to $2.65 per diluted share, flat to up 4% over 2015 adjusted results,” added Mr. Hermance.

“First quarter 2016 sales are expected to be down low single digits from last year’s first quarter. We estimate our earnings to be approximately $0.56 to $0.58 per diluted share,” concluded Mr. Hermance.

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AMETEK ANNOUNCES FOURTH QUARTER 2015 RESULTS

Conference Call
The Company will webcast its Fourth Quarter 2015 investor conference call on Friday, February 5, 2016 beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$987,983	$1,024,143	$3,974,295	$4,021,964

Operating expenses:
Cost of sales, excluding depreciation	647,600	663,463	2,549,280	2,597,017
Selling, general and administrative	112,890	117,491	448,592	462,637
Depreciation	18,663	16,105	68,707	63,724

Total operating expenses	779,153	797,059	3,066,579	3,123,378

Operating income	208,830	227,084	907,716	898,586
Other expenses:
Interest expense	(22,747)	(22,566)	(91,795)	(79,928)
Other, net	(3,243)	3,016	(9,541)	(13,826)

Income before income taxes	182,840	207,534	806,380	804,832
Provision for income taxes	45,999	55,534	215,521	220,372

Net income	$136,841	$152,000	$590,859	$584,460

Diluted earnings per share	$0.57	$0.62	$2.45	$2.37

Basic earnings per share	$0.58	$0.62	$2.46	$2.39

Weighted average common shares outstanding:
Diluted shares	238,689	246,132	241,586	247,102

Basic shares	237,220	243,990	239,906	244,885

Dividends per share	$0.09	$0.09	$0.36	$0.33

AMETEK, Inc.
Information by Business Segment
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Electronic Instruments	$628,415	$644,386	$2,417,192	$2,421,638
Electromechanical	359,568	379,757	1,557,103	1,600,326

Consolidated net sales	$987,983	$1,024,143	$3,974,295	$4,021,964

Income:
Segment operating income:
Electronic Instruments	$161,659	$162,861	$639,399	$612,992
Electromechanical	60,169	77,032	318,098	335,046

Total segment operating income	221,828	239,893	957,497	948,038
Corporate administrative and other expenses	(12,998)	(12,809)	(49,781)	(49,452)

Consolidated operating income	$208,830	$227,084	$907,716	$898,586

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$381,005	$377,615
Receivables, net	603,295	585,462
Inventories, net	514,451	495,896
Other current assets	120,862	119,631

Total current assets	1,619,613	1,578,604

Property, plant and equipment, net	484,548	448,446
Goodwill	2,706,633	2,614,030
Other intangibles, investments and other assets	1,853,736	1,779,883

Total assets	$6,664,530	$6,420,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$386,075	$286,201
Accounts payable and accruals	639,097	649,943

Total current liabilities	1,025,172	936,144

Long-term debt	1,556,045	1,427,825
Deferred income taxes and other long-term liabilities	828,687	817,433
Stockholders’ equity	3,254,626	3,239,561

Total liabilities and stockholders’ equity	$6,664,530	$6,420,963

AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
EIG Segment operating income (GAAP)	$161,659	$162,861	$639,399	$612,992
Realignment costs	9,267	—	18,518	—
Zygo integration costs	—	5,222	—	18,877

Adjusted EIG Segment operating income (Non-GAAP)	$170,926	$168,083	$657,917	$631,869

EMG Segment operating income (GAAP)	$60,169	$77,032	$318,098	$335,046
Realignment costs	10,764	—	17,298	—

Adjusted EMG Segment operating income (Non-GAAP)	$70,933	$77,032	$335,396	$335,046

Operating income (GAAP)	$208,830	$227,084	$907,716	$898,586
Realignment costs	20,711	—	36,605	—
Zygo integration costs	—	5,222	—	18,877

Adjusted Operating income (Non-GAAP)	$229,541	$232,306	$944,321	$917,463

Net income (GAAP)	$136,841	$152,000	$590,859	$584,460
Realignment costs	13,868 (1)	—	24,676 (2)	—
Zygo integration costs	—	3,177 (3)	—	13,894 (4)

Adjusted Net income (Non-GAAP)	$150,709	$155,177	$615,535	$598,354

(1) Represents adjustments at 33.0% tax rate.
(2) Represents adjustments at 32.6% tax rate.
(3) Represents adjustments at 39.2% tax rate.
(4) Represents adjustments at 26.4% tax rate.

Diluted earnings per share (GAAP)	$0.57	$0.62	$2.45	$2.37
Realignment costs	0.06	—	0.10	—
Zygo integration costs	—	0.01	—	0.05

Adjusted Diluted earnings per share (Non-GAAP)	$0.63	$0.63	$2.55	$2.42

EIG Segment operating margin (GAAP)	25.7%	25.3%	26.5%	25.3%
Realignment costs	1.5	—	0.7	—
Zygo integration costs	—	0.8	—	0.8

Adjusted EIG Segment operating margin (Non-GAAP)	27.2%	26.1%	27.2%	26.1%

EMG Segment operating margin (GAAP)	16.7%	20.3%	20.4%	20.9%
Realignment costs	3.0	—	1.1	—

Adjusted EMG Segment operating margin (Non-GAAP)	19.7%	20.3%	21.5%	20.9%

Operating income margin (GAAP)	21.1%	22.2%	22.8%	22.3%
Realignment costs	2.1	—	1.0	—
Zygo integration costs	—	0.5	—	0.5

Adjusted Operating income margin (Non-GAAP)	23.2%	22.7%	23.8%	22.8%

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to AMETEK’s commercial performance during the period and/or we believe are not indicative of AMETEK’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.